PDL BioPharma®

Fourth Quarter / Year End 2015
FINANCIAL RESULTS CONFERENCE CALL

February 22, 2016





FORWARD LOOKING STATEMENTS

This presentation contains forward-looking statements, including PDL's expectations with respect to its future royalty revenues, expenses, net income, and cash provided by operating activities. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

- The expected rate of growth in royalty-bearing product sales by PDL's existing licensees;
- The ability of PDL's licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;
- Failure to acquire additional sources of revenues sufficient to continue operations;
- Competitive or market pressures on our licensees, borrowers and royalty counterparties;
- The productivity of acquired income generating assets may not fulfill our revenue forecasts and, if secured by collateral, we may be undersecured and unable to recuperate our capital expenditures in the transaction;
- Changes in any of the assumptions on which PDL's projected revenues are based;
- Changes in foreign currency rates;
- Positive or negative results in PDL's attempt to acquire income generating assets;
- The outcome of litigation or disputes; and
- The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL's actual results to differ materially from those expressed or implied in the forward-looking statements in this presentation are discussed in PDL's filings with the SEC, including the "Risk Factors" sections of its annual and quarterly reports filed with the SEC. Copies of PDL's filings with the SEC may be obtained at the "Investors" section of PDL's website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this presentation are qualified in their entirety by this cautionary statement.

Focused on Long-term Growth

- Top priority remains bringing in additional income-generating assets to increase long term value to our shareholders
- Have committed over $1 billion since embarking on this strategy in 2012, including over $300 million in 2015
- We have become a financial partner of choice to leading life science companies and other institutions seeking to access non-dilutive capital
- We are seeing more attractive assets, larger deals and a growing interest in royalty arrangements
- We may consider equity investment opportunities

Diverse Portfolio of Income Generating Deals

Transaction	Already Deployed*	Additional Committed*	Total of Deployed & Committed*	Deployed & Committed as Percent of Total	Optional or Milestoned Tranche*	Assets**	Counterparty
Debt							
Merus Labs	$ 55.0	$ -	$ 55.0	6%	$ -	2 drugs	Merus Labs
Durata	$ 40.0	$ -	$ 40.0	4%	$ -	1 drug	Durata
Avinger	$ 20.0	$ -	$ 20.0	2%	$ -	2 devices	Avinger
Lensar	$ 42.0	$ -	$ 42.0	4%	$ -	1 device and Alphaeon stock	Alphaeon
Direct Flow	$ 55.0	$ -	$ 55.0	6%	$ -	2 devices	Direct Flow
Paradigm Spine	$ 54.0	$ -	$ 54.0	5%	$ 3	1 device	Paradigm Spine
kaleo	$ 150.0	$ -	$ 150.0	15%	$ -	2 drug/device combos	kaleo
CareView	$ 20.0	$ -	$ 20.0	2%	$ 20	1 device	CareView
Royalty							
Depomed	$ 240.5	$ -	$ 240.5	24%	$ -	5 drugs	Depomed/Valeant/ Merck/ Janssen/ BI
VB	$ 15.5	$ -	$ 15.5	2%	$ -	same as Paradigm Spine	Paradigm Spine
Michigan	$ 65.6	$ -	$ 65.6	7%	$ -	1 drug	Genzyme/Sanofi
Ariad	$ 50.0	$ 50.0	$ 100.0	10%	$ 100	2 drugs	Ariad
AcelRx	$ 65.0	$ -	$ 65.0	7%	$ -	1 drug/device combo	Grünenthal
Hybrid							
AxoGen	$ 20.8	$ -	$ 20.8	2%	$ -	3 devices	AxoGen
Wellstat Diagnostics	$ 44.0	$ -	$ 44.0	4%	$ -	1 device, multiple assays, 2 drugs, land	Wellstat
Total	$ 937.4	$ 50.0	$ 987.4	100%	$ 123.0		

Concluded

On-Going

* $ in millions

**For debt deals, assets refers to collateral or guarantees.
For royalty deals, assets refer to the products on which royalties are calculated.

PDL BioPharma

Fourth Quarter Ended December 31, 2015 Overview

(In thousands, except per share amounts)	Three Months Ended December 31, 2015	Three Months Ended December 31, 2014	Twelve Months Ended December 31, 2015	Twelve Months Ended December 31, 2014
Royalties from Queen et al. patents	$ 121,240	$ 131,880	$ 485,156	$ 486,888
Royalty rights - change in fair value	49,069	(28,065)	68,367	45,742
Interest revenue	7,606	13,260	36,202	48,020
License and other	143	-	723	575
Total revenues	178,058	117,075	590,448	581,225
G&A expenses	12,545	17,726	36,090	34,914
Loss on extinguishment of notes receivable	3,979	-	3,979	-
Total operating expenses	16,524	17,726	40,069	34,914
Operating income	161,534	99,349	550,379	546,311
Interest and other income, net	74	108	368	315
Interest expense	(5,349)	(9,441)	(27,059)	(39,211)
Loss on extinguishment of debt	6,450	-	6,450	(6,143)
Income before income taxes	162,709	90,016	530,138	501,272
Income tax expense	62,135	34,945	197,343	179,028
Net income	$ 100,574	$ 55,071	$ 332,795	$ 322,244
Net income per share - Basic	$ 0.61	$ 0.34	$ 2.04	$ 2.04
Net income per share - Diluted	$ 0.61	$ 0.32	$ 2.03	$ 1.86

	December 31, 2015	December 31, 2014
Cash, cash equivalents and short-term investments	$ 220,352	$ 293,687
Total notes receivable	$ 364,905	$ 363,212
Total royalty rights - at fair value	$ 399,204	$ 259,244
Total assets	$ 1,016,178	$ 962,350
Total term loan payable	$ 24,966	$ -
Convertible notes payable	$ 232,835	$ 451,724
Total stockholders's equity	$ 695,952	$ 460,437

PDL BioPharma

Investment Highlights

- Fifteen income generating deals to date deploying approximately $937 million in capital with potential for additional deals.
- Adverse equity and debt markets represent the most favorable environment for PDL as an alternative provider of capital since the inception of its financing activities.
- Revenues from Queen licensed products in 1Q16 with potential new product royalties from solanzumab if it is approved.
- Set quarterly dividend of $0.05/share for 1Q16 and will review dividend in second month of each quarter thereafter.
- Liquidity – volume averages ~2.3 million shares/day.

PDL BioPharma

QUESTION AND ANSWER SESSION



